EXHIBIT No. 15

                               [KPMG LETTERHEAD]


PSS World Medical, Inc.
Jacksonville, Florida


Re:  Registration Statement File Nos. 33-80657, 33-90464, 333-15043,  333-64185,
     33-85004, 33-97756, 33-99046, 33-97754,  333-30427,  333-64187,  333-50526,
     and 333-58272 on Form S-8


With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 8, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




/s/  KPMG LLP

Jacksonville, Florida
November 12, 2002